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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14D-9

                      SOLICITATION/RECOMMENDATION STATEMENT
                          UNDER SECTION 14(D)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 PROXICOM, INC.
                            (Name of Subject Company)


                                 PROXICOM, INC.
                        (Name of Person Filing Statement)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)
                                   744282 104
                      (Cusip Number of Class of Securities)

                             David R. Fontaine, Esq.
                    Senior Vice President and General Counsel
                                 Proxicom, Inc.
                           11600 Sunrise Valley Drive
                             Reston, Virginia 20191
                                 (703) 262-3200
                  (Name, Address and Telephone Number of Person
                 Authorized to Receive Notice and Communications
                    On Behalf of the Person Filing Statement)

                                 With a Copy to:

                           Andrew R. Brownstein, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000


X Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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